EXHIBIT 23.1

Consent of Independent Auditor

The Board of Directors
Rogers Corporation

We consent to the incorporation by reference in registration statements on Form S-8 Nos. 333-159063, 333-124489,333-59634, 333-50901, 333-42545, 333-14419 and 33-53353 and Form S-3 No. 33-53369 of Rogers Corporation of our report dated March 21, 2011, with respect to the combined statement of financial position of Curamik Group as of December 31, 2010, and the related combined statements of profit and loss, other comprehensive income, changes in equity and cash flows for the transition period from April 1 to December 31, 2010, which report appears in the Form 8-K of Rogers Corporation dated March 21, 2011.

Our qualified report dated March 21, 2011 contains an explanatory paragraph that financial statements for a preceding comparative period which are required by International Financial Reporting Standards, as promulgated by the International Accounting Standards Board, were omitted and that the omission of comparative financial statements and related information results in an incomplete presentation of Curamik Group’s combined financial statements.

KPMG Austria GmbH
Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

Vienna, Austria

March 21, 2011